Comparison of change in value of $10,000 investment in Dreyfus California Tax Exempt Bond Fund, Inc.
and the Lehman Brothers Municipal Bond Index

EXHIBIT A:

                Dreyfus         Lehman
              California       Brothers
              Tax Exempt      Municipal
   PERIOD        Bond            Bond
              Fund, Inc.       Index *

   5/31/92      10,000         10,000
   5/31/93      11,089         11,197
   5/31/94      11,264         11,474
   5/31/95      11,932         12,519
   5/31/96      12,121         13,091
   5/31/97      13,043         14,175
   5/31/98      14,203         15,504
   5/31/99      14,745         16,229
   5/31/00      14,444         16,089
   5/31/01      16,175         18,042
   5/31/02      17,256         19,216

* Source: Lipper Inc.